Exhibit 10.33

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”) is made and entered into by and between NeuroRx, Inc., a Delaware corporation (the “Company”) and Jonathan C. Javitt (“Executive”) on the 20 day of May 2015.

RECITALS:

WHEREAS, subject to the terms and conditions hereinafter set forth, the Company wishes to employ Executive as its CEO and President and Executive wishes to accept such employment;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, terms, provisions and conditions set forth in this Agreement, the parties hereby agree:

1. Employment. Subject to the terms and conditions set forth in this Agreement, the Company hereby offers, and Executive hereby accepts, employment by the Company on the terms and conditions set forth in this Agreement. The employee’s workplace, and dispatch location, as assigned by the Company and per the requirements of the Company shall be Zichron Yaacov, Israel.

2. Term. Subject to earlier termination as hereafter provided, this Agreement shall have an original term of five (5) years commencing on 20 May, 2015 (the “Effective Date”) and shall be automatically extended thereafter for successive terms of one (1) year each, unless company provides executive with notice of termination subject to paragraph 5, below. The term of this Agreement, as from time to time extended or renewed, is hereafter referred to as “the term of this Agreement” or “the term hereof.”

3. Capacity and Performance.

(a) During the term hereof, Executive shall serve the Company as its CEO and President. Executive shall have full executive authority to implement the Company’s strategic plan as approved by its board of directors and to expend funds authorized in the board-approved budget.

(b) During the term hereof, Executive shall be employed by the Company on a full-time basis and shall perform the duties of his position and such other duties on behalf of the Company, reasonably consistent with his position, as may be designated from time to time by the Company’s Board of Directors (the “Board of Directors”).

(c) During the term hereof, Executive shall devote his best efforts, business judgment, skill and knowledge exclusively to the advancement of the business and interests of the Company and to the discharge of his duties and responsibilities hereunder. Executive shall not engage in any other business activity during the term of this Agreement which may be in conflict to, or competitive with, the Company or its business or with Executive’s duties and responsibilities hereunder.

4. Compensation and Benefits. As compensation for all services performed by Executive under and during the term hereof and subject to performance of Executive’s duties and of the obligations of Executive to the Company pursuant to this Agreement or otherwise:

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(a) Base Salary. The Company shall pay Executive a base salary at the rate of Two Hundred and Seventy Five Thousand Dollars ($275,000) per annum, payable in accordance with the payroll practices of the Company for its executives and subject to increase from time to time by the Board of Directors. Such base salary, as from time to time is increased, is hereafter referred to as the “Base Salary.” For the good of the Company, Executive may elect to defer base salary and bonus at any time. Any deferred salary may be converted, at Executive’s option into any corporate security currently being offered to investors during the period in which salary is deferred.

(b) Incentive and Bonus Compensation. Executive shall be considered annually by the Board of Directors for a bonus (the “Annual Bonus”) with a minimum target (the “Target Bonus”) of Two Hundred and Seventy Five Thousand Dollars ($275,000). Objectives for partial year 2015 will be combined with 2016 objectives and 2015 bonus will be paid on a time-based pro-rated basis based on achievement of combined 2015/2016 objectives. The amount of the bonus shall be determined by the Board of Directors, based on its assessment, in its reasonable discretion, of Executive’s performance and that of the Company against appropriate and reasonably obtainable goals established annually by the Board of Directors after consultation with Executive; which bonus, if any, shall be payable no later than two following the end of the year during which the bonus was earned. Any bonus or incentive compensation paid to Executive shall be in addition to the Base Salary. The target bonus for 2015/2016 shall be based upon achievement of the following objectives: 1) closing of equity and/or debt funding in an amount that exceeds $10 million, at a company valuation of $20 million or higher, 2) completion of an FDA phase II/III plan for Cyclurad (combination Lurasidone/D-cycloserine) together with issuance of an Investigational New Drug (IND) license, 3) initiation of a phase II study as anticipated by said plan.

(c) Vacations. Executive shall be entitled to four (4) weeks of vacation per year, to be taken at such times and intervals as shall be determined by Executive, subject to the reasonable business needs of the Company and with the approval of the Board of Directors. Vacation shall otherwise be governed by the policies of the Company, as in effect from time to time.

(d) Other Benefits. Executive will be afforded an international medical insurance plan and international travel emergency insurance as a function of his corporate travel obligations. Executive shall be afforded long term disability insurance equal to base salary +1⁄2 target bonus and executive life insurance equal to five years of base salary. Should said insurance not be in effect, Company shall be responsible for paying any benefits that would have been paid by said insurance. During the term hereof and subject to any contribution therefore generally required of employees of the Company, Executive shall be entitled to participate in any and all employee benefit plans from time to time in effect for employees of the Company generally, except to the extent such plans are in a category of benefit otherwise provided to Executive (e.g., severance pay). Such participation shall be subject to the terms of the applicable plan documents and generally applicable Company policies. Executive shall be afforded access to 1000 square feet (100 meters) of office space at a location of his choosing at prevailing commercial rates (e.g. Regus) and local transportation expenses

(e) Business Expenses. The Company shall pay or reimburse Executive for all reasonable customary business expenses incurred or paid by Executive in the performance of his duties and responsibilities hereunder, subject to any maximum annual limit and other restrictions on such expenses

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set by the Board of Directors and to such reasonable substantiation and documentation as may be specified by the Company from time to time. Executive shall be afforded travel and expense reimbursement cards billed to Company. Travel in business class for flights under 8 hours and in first class at lowest prevailing rates for flights over 8 hours shall be considered valid business expenses. Company recognizes that cancellable/changeable travel fares are generally required for Executive’s duties. Lodging shall be in business class hotels, such as Westin, Intercontinental, Marriott. Vehicular travel shall be at executive (i.e. non-luxury) sedan rates and at twice 2x State Dept/DOD rates for use of aircraft. Per diem rates shall be at twice (2x) Department of State/Defense published rates.

5. Termination of Employment and Severance Benefits. Notwithstanding the provisions of Section 2 hereof, Executive’s employment hereunder shall terminate prior to the expiration of the term hereof under the following circumstances:

(a) Death. In the event of Executive’s death during the term hereof, Executive’s employment hereunder shall immediately and automatically terminate. In such event, the Company shall pay to Executive’s designated beneficiary or, if no beneficiary has been designated by Executive, to his estate, (i) the Base Salary earned but not paid through the date of termination, (ii) pay for any vacation time earned but not used through the date of termination, (iii) any Annual Bonus awarded for the year preceding that in which termination occurs but unpaid on the date of termination and (iv) any business expenses incurred by Executive but not reimbursed on the date of termination, provided that such expenses and required substantiation and documentation are submitted within ninety (90) days of termination and that such expenses are reimbursable under Company policy (all of the foregoing, “Final Compensation”). The Company shall have no further obligation to Executive.

(b) Disability.

(i)

The Company may terminate Executive’s employment hereunder, upon notice to Executive, in the event that Executive becomes disabled during his employment hereunder through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform substantially all of his duties and responsibilities hereunder for one hundred and eighty (180) days during any period of three hundred and sixty-five (365) consecutive calendar days. In the event of such termination, the Company shall have no further obligation to Executive, other than for payment of Final Compensation and Severance Pay, as defined below.

(ii)

The Board of Directors may designate another employee to act in Executive’s place during any period of Executive’s disability. Notwithstanding any such designation, Executive shall continue to receive the Base Salary in accordance with Section 4(a) and benefits in accordance with Section 4(d), to the extent permitted by the then-current terms of the applicable benefit plans, until Executive becomes eligible for disability income benefits under the Company’s disability income plan or until the termination of his employment, whichever shall first occur.

(iii)

Subject to the next sentence, while receiving disability income payments under the Company’s disability income plan Executive shall not be entitled to receive any Base Salary under Section 4(a) hereof, but shall continue to participate in Company benefit plans in accordance with Section 4(d) and the terms of such plans, until the termination of his employment. In the event the disability income payments under the Company’s

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disability income plan during the term hereof are less than Executive’s Base Salary, the Company shall pay to Executive, in accordance with Company’s standard payroll practices, an amount equal to Executive’s Base Salary less the disability income payments.

(iv)

If any question shall arise as to whether during any period Executive is disabled through any illness, injury, accident or condition of either a physical or psychological nature so as to be unable to perform substantially all of his duties and responsibilities hereunder, Executive may, and at the request of the Company shall, submit to a medical examination by a physician selected by the Company to whom Executive or his duly appointed guardian, if any, has no reasonable objection to determine whether Executive is so disabled and such determination shall for the purposes of this Agreement be conclusive of the issue. If such question shall arise and Executive shall fail to submit to such medical examination, the Company’s determination of the issue shall be binding on Executive.

(c) By the Company for Cause. The Company may terminate Executive’s employment hereunder for Cause at any time upon notice to Executive setting forth in in reasonable detail the nature of such Cause. The following, as determined by the Board of Directors, in its reasonable judgment, shall constitute Cause for termination:

(i)

Executive’s failure to execute (other than by reason of disability) on the business plan of the Company, or serious negligence in the performance of, his material duties and responsibilities to the Company, following appropriate notice by board and opportunity to cure.

(ii)	Material breach of Section 7, 8 or 9 hereof or breach of any fiduciary duty owed to the Company;

(iii	Conviction to fraud or embezzlement or other dishonesty which is material (monetarily or otherwise) with respect to the Company; or

(iv)	Conviction or plea of nolo contendere to a felony or other crime involving moral turpitude that is material to the Company.

Upon termination of Executive’s employment hereunder for Cause, the Company shall have no further obligation to Executive, other than for Final Compensation.

(d) By the Company Other than for Cause. The Company may terminate Executive’s employment hereunder other than for Cause at any time upon notice to Executive. Should such termination occur subsequent to the closing of the Series B financing round or its equivalent, in addition to Final Compensation, the Company shall provide Executive severance pay equal to the sum of the Base Salary at the rate in effect on the date of termination and the Target Bonus (“Severance Pay”), payable in approximately equal installments at the Company’s regular paydays for its executives during the period from the date of termination through the one (1) year anniversary thereof; provided, however, that if required pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), the timing of such payments shall be adjusted as necessary to comply with Section 409A. The Company shall also pay executive all accrued compensation and pro-rated bonus through the date of termination. Any obligation of the Company to Executive hereunder is conditioned, however, on Executive signing a timely and effective release of claims. The first installment of the Severance Pay shall be due and payable at the Company’s next regular payday which is at least five (5) business days

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following the later of the effective date of the Employee Release or the date the Employee Release, signed by Executive, is received by the Company, but shall be retroactive to the next business day following the date of termination; provided, however, that if required by Section 409A, the first installment of the Severance Pay shall be due and payable at the Company’s first regular payday as permitted pursuant to Section 409A. Should the Company terminate executive other than for cause, Company shall be obligated to offer to purchase all Company stock beneficially owned by executive at the most recent per-share price of any class of stock concurrent with termination. If Company does not comply with this obligation to purchase, termination other than for cause shall not take effect. Executive, at his sole option, may elect to sell some or all shares beneficially held pursuant to such offer.

(e) By Executive for Good Reason. Executive may terminate his employment hereunder for Good Reason, upon notice to the Company setting forth in reasonable detail the nature of such Good Reason. The following shall constitute Good Reason for termination by Executive:

(i)	Failure of the Company to continue Executive in the position, and with the title of CEO and President of the Company;

(ii)

Failure of the Company to provide Executive cash compensation and benefits in accordance with the terms of Section 4 hereof, excluding any failure which is cured within ten (10) business days following notice from Executive specifying in detail the nature of such failure.

In the event of termination in accordance with this Section 5(e), Executive will be entitled to the same Severance Pay he would have been entitled to receive had Executive been terminated by the Company other than for Cause in accordance with Section 5(d) above; provided that Executive satisfies all conditions to such entitlement, including without limitation the signing of a timely and effective Employee Release.

(f) By Executive Other than for Good Reason. Executive may terminate his employment hereunder at any time other than for Good Reason upon sixty (60) days’ notice to the Company; provided, however, that the Company may elect to waive all or any portion of such notice, in which event the Company will pay Executive the Base Salary for any portion of the first sixty (60) days of such notice waived. The Company shall have no further obligation to Executive, other than for any Final Compensation due to him.

6. Effect of Termination. The provisions of this Section 6 shall apply to any termination, whether due to the expiration of the term hereof, pursuant to Section 5 or otherwise.

(a) Payment by the Company of any amounts that may be due Executive in each case under the applicable termination provision of Section 5 shall constitute the entire obligation of the Company to Executive.

(b) Health insurance shall continue for the duration of the severance period. Except for any right to continue participation in the Company’s health plan beyond the severance period, at Executive’s cost under COBRA or other applicable law, Executive’s participation in other Company benefits shall terminate pursuant to the terms of the applicable benefit plans based on the date of termination of Executive’s employment, without regard to any continuation of Base Salary or other payment to Executive following such date of termination.

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(c) Provisions of this Agreement shall survive any termination if so provided herein or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation the obligations of Executive under Sections 7, 8 and 9 hereof. The obligations of the Company under Sections 5(d), 5(e), and 5(f) hereof are expressly conditioned upon Executive’s continued full performance of obligations under Sections 7, 8 and 9 hereof. Executive recognizes that, except as expressly provided in Section 5(d) or 5(e) or 5(f), no compensation is earned after termination of employment.

7. Confidential Information.

(a) Executive acknowledges that the Company continually develops Confidential Information; that Executive may develop Confidential Information for the Company; and that Executive may learn of Confidential Information during the course of employment. Executive will comply with the policies and procedures of the Company for protecting Confidential Information and shall not disclose to any Person or use, other than as required by applicable law or for the proper performance of his duties and responsibilities to the Company, any Confidential Information obtained by Executive incident to his employment or other association with the Company. Executive understands that this restriction shall continue to apply after his employment terminates, regardless of the reason for such termination, for a period of three (3) years. Further, Executive agrees to provide prompt notice to the Company of any required disclosure of Confidential Information sought pursuant to subpoena, court order or any other legal requirement and to provide the Company a reasonable opportunity to seek protection of the Confidential Information prior to any such disclosure.

(b) All documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by Executive, shall be the sole and exclusive property of the Company. Executive shall safeguard all Documents and shall surrender to the Company at the time his employment terminates, or at such earlier time or times as the Board of Directors may specify, all Documents then in Executive’s possession or control.

8. Assignment of Rights to Intellectual Property. Executive agrees to maintain accurate and complete contemporaneous records of, and shall immediately and fully disclose and deliver to the Company, all Intellectual Property, as defined below. Executive hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) his full right, title and interest in and to all Intellectual Property. Executive agrees to execute any and all applications for domestic and foreign patents, copyrights and other proprietary rights and do such other acts (including, among others, the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company and to permit the Company to enforce any patents, copyrights and other proprietary rights in the Intellectual Property. Should he no longer be employed by the Company when such duties are required, Executive shall charge the Company for time spent in complying with these obligations at the same hourly rate as that charged by intellectual property counsel at the time. All copyrightable works that Executive creates shall be considered “work made for hire” and shall, upon creation, be owned exclusively by the Company.

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9. Restricted Activities. Executive agrees that some restrictions on his activities during and after his employment are necessary to protect the goodwill, Confidential Information and other legitimate interests of the Company:

(a) While Executive is employed by the Company and for the twelve (12) months immediately following termination of his employment (in the aggregate, the “Non-Competition Period”), Executive shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, compete with the Company within any area of the United States where the Company is doing business (the “Restricted Area”). Specifically, Executive agrees not to engage in any manner in any activity that is directly competitive with the business of the Company as conducted at the time of Executive’s departure from the Company. For the purposes of this Section 9, the business of the Company shall include development and distribution of drugs to treat psychiatric conditions.

(b) Executive agrees that, except as set forth in Section 3(c) hereof, during his employment with the Company, he will not undertake any outside activity, whether or not competitive with the business of the Company, that could reasonably give rise to a conflict of interest or otherwise interfere with his duties and obligations to the Company.

(c) Executive further agrees that during the Non-Competition Period, Executive will not hire or attempt to hire any employee of the Company, assist in such hiring by any person, or encourage any such employee to terminate his or her relationship with the Company; provided, however, that the foregoing will not apply to any employee that has terminated his or her employment relationship with the Company at least six (6) months prior to the date on which Executive’s employment relationship with the Company is terminated.

(d) Executive further agrees that during the Non-Competition Period, Executive will not solicit any customer or vendor of the Company to terminate or diminish its relationship with them, or, in the case of a customer, to conduct with any Person any business or activity which such customer conducts immediately prior to Executive’s departure with the Company.

10. Enforcement of Covenants. Executive acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon him pursuant to Sections 7, 8 and 9 hereof. Executive agrees that those restraints are necessary for the reasonable and proper protection of the Company and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. Executive further acknowledges that, were he to breach any of the covenants contained in Sections 7, 8 or 9 hereof, the damage to the Company would be irreparable. Executive therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by Executive of any of said covenants, without having to post bond. The parties further agree that, in the event that any provision of Section 7, 8 or 9 hereof shall be determined by a court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

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11. Conflicting Agreements. Executive hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which Executive is a party or is bound and that Executive is not now subject to any covenants against competition or similar covenants or any court order or other legal obligation that would affect the performance of his obligations hereunder. Executive will not disclose to or use on behalf of the Company any proprietary information of a third party without such party’s consent.

12. Definitions. Words or phrases which are initially capitalized or are within quotation marks shall have the meanings provided in this Section and as provided elsewhere herein. For purposes of this Agreement, the following definitions apply:

(a) “Confidential Information” means any and all information of the Company that is not generally known by Persons with whom the Company competes or does business, or with whom the Company plans to compete or do business and any and all information, publicly known in whole or in part or not, which, if disclosed by the Company would assist in competition against the Company. Confidential Information includes without limitation such information relating to (i) the development, research, testing, manufacturing, marketing and financial activities of the Company, (ii) the Company’s products and services, (iii) the costs, sources of supply, financial performance and strategic plans of the Company, (iv) the identity and special needs of the customers of the Company and (v) the people and organizations with whom the Company has a business relationship and the nature and substance of those relationships. Confidential Information also includes any information that the Company has received, or may receive hereafter, belonging to customers or others with any understanding, express or implied, that the information would not be disclosed.

(c) “Intellectual Property” means any invention, formula, process, discovery, development, design, innovation or improvement (whether or not patentable or registrable under copyright statutes) made, conceived, or first actually reduced to practice by Executive, solely or jointly with others, during his employment by the Company; provided, however, that, as used in this Agreement, the term “Intellectual Property” shall not apply to any invention that Executive develops on his own time, without using the equipment, supplies, facilities or trade secret information of the Company, unless such invention relates at the time of conception or reduction to practice of the invention (a) to the business of the Company, (b) to the actual or demonstrably anticipated research or development of the Company or (c) results from any work performed by Executive for the Company.

(d) “Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company.

14. Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

15. Assignment. Neither the Company nor Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the consent of Executive in the event that the Company shall hereafter affect a reorganization, consolidate with, or merge into, any Person or transfer all or substantially all of its properties or assets to any Person. This Agreement shall inure to the benefit of and be binding upon the Company and Executive, their respective successors, executors, administrators, heirs and permitted assigns.

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16. Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

17. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

18. Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person, consigned to a reputable national delivery service or deposited in the United States mail, postage prepaid, registered or certified, and addressed to Executive at his last known address on the books of the Company or, in the case of the Company, at its principal place of business, attention of the Chairman, or to such other address as either party may specify by notice to the other actually received.

19. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of Executive’s employment.

20. Amendment. This Agreement may be amended or modified only by a written instrument signed by Executive and by an expressly authorized representative of the Company.

21. Headings. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

22. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

23. Governing Law. This is a Delaware contract and shall be construed and enforced under and be governed in all respects by the laws of the State of Delaware, without regard to the conflict of laws principles thereof.

24. Consent to Jurisdiction. Each of the parties agrees that all actions, suits or proceedings arising out of or based upon this Agreement or the subject matter hereof shall be brought and maintained in any state or federal court in or of the State of Delaware; provided, however, that the Company also may bring any such action, suit or proceeding against Executive in any other jurisdiction in which Executive is subject to personal jurisdiction. Each of the parties hereto by execution hereof (i) hereby irrevocably submits to such jurisdiction for the purpose of any action, suit or proceeding arising out of or based upon

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this Agreement or the subject matter hereof and (ii) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, suit or proceeding, any claim that he or it is not subject personally to the jurisdiction of the above-named courts; that he or it is immune from extraterritorial injunctive relief or other injunctive relief; that his or its property is exempt or immune from attachment or execution; that any such action, suit or proceeding may not be brought or maintained in one of the above-named courts; that any such action, suit or proceeding brought or maintained in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred to any court other than one of the above-named courts, should be stayed by virtue of the pendency of any other action, suit or proceeding in any court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by any of the above-named courts. Each of the parties hereto hereby consents to service of process in any such suit, action or proceeding in any manner permitted by the laws of the State of Delaware or such other jurisdiction in which the Company may bring an action hereunder; agrees that service of process by registered or certified mail, return receipt requested, at the address specified in or pursuant to Section 18 is reasonably calculated to give actual notice; and waives and agrees not to assert by way of motion, as a defense or otherwise, in any such action, suit or proceeding any claim that service of process made in accordance with Section 18 does not constitute good and sufficient service of process. The provisions of this Section 24 shall not restrict the ability of any party to enforce in any court any judgment obtained in a federal or state court of the State of Delaware.

IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Company, by its duly authorized representative, and by Executive, as of the date first above written.

EXECUTIVE:	NEURORX, INC.

/s/ Jonathan C. Javitt	/s/ Jonathan C. Javitt
Jonathan C. Javitt, MD, MPH 20 May 2015	Jonathan C. Javitt, MD, MPH Incorporator, CEO, and President 20 May 2015

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